UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): March 22, 2012

TODAYS ALTERNATIVE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-32044	16-1576984
(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	file number	Identification No.)

857 Post Road, Suite 397

Fairfield, CT 06824

Registrant’s telephone number, including area code: (888) 880-0994

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2012, the board of directors (the “Board”) of Todays Alternative Energy Corporation (the “Company”) appointed Albertus Hendrik van Leiden as a director of the Company.

Mr. van Leiden, 70, was the founder and has been the Chief Executive Officer of ProOne Europe B.V. since 2010. ProOne Europe B.V. is based in the Netherlands and specializes in the sale and distribution of cost-effective and environmentally friendly lubrication and cutting fluids. From 1985 to 1992, Mr. van Leiden served as Chief Executive Officer of TOP Systems, a company that develops portable energy for cars and ships, which he founded. Since 1980, Mr. van Leiden has been the Chief Executive Officer of Q.E. Holding B.V. and Q&P Trading B.V., holding companies for investments in noise and vibration abatement businesses that have been sold, including Quietflo Engineering B.V., a multinational noise and vibration abatement company, which he founded and of which he was Chief Executive Officer. Mr. van Leiden was chosen to be a director of the Company based on his executive management experience with both established and newly formed companies and his experience with the development and commercialization of innovative technology in environmental products and services.

Mr. van Leiden does not have a family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

Other than as set forth herein, Mr. van Leiden does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Todays Alternative Energy Corporation

Date: March 28, 2012	By:	/s/ Len Amato
Len Amato
President, Chief Executive Officer and Chairman